Exhibit 5.1
[Letterhead of Jones Day]
August 3, 2006
Midway Games Inc.
2704 West Roscoe Street
Chicago, Illinois 60618

Re:	Registration on Form S-3 of 7.125% Convertible Senior Notes due 2026 of Midway Games Inc.
Ladies and Gentlemen:
     We have acted as counsel for Midway Games Inc., a Delaware corporation (the “Company”), in connection with the registration for resale by certain selling security holders identified in the Registration Statement on Form S-3 (the “Registration Statement”) of $75,000,000 aggregate principal amount of the Company’s 7.125% Convertible Senior Notes due 2026 (the “Notes”) and the shares (the “Shares”) of Common Stock, par value $.01 per share, of the Company issuable upon conversion of the Notes, and the accompanying stock purchase rights (the “Rights”), that may be sold by the selling security holders from time to time as contemplated by the Registration Statement. The Notes were issued pursuant to an Indenture, dated as of May 30, 2006, by and between the Company and Wells Fargo Bank, National Association, as trustee.
     In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary. Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. The Notes are valid and binding obligations of the Company.
     2. When issued upon conversion of the Notes in accordance with the terms of the Notes, the Shares will be validly issued, fully paid and nonassessable.
     3. When issued in accordance with the terms of the Third Amended and Restated Rights Agreement, dated October 14, 2003, between the Company and The Bank of New York, as rights agent (the “Rights Agreement”), the Rights will be validly issued.
     Our opinion set forth in paragraph 1 is limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws,

regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally, or by general equitable principles or fiduciary considerations, whether such principles or considerations are considered in a proceeding at law or at equity.
     The opinion set forth in paragraph 3 is limited to the corporate authorization and valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 3 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day